Exhibit 99.1

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for First Fiscal Quarter Ended June 30, 2025
Dallas, Texas – August 6, 2025 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the first fiscal quarter ended June 30, 2025.
First Quarter Fiscal Year 2026 Financial Highlights
•Total Investment Portfolio: $1.8 billion
◦Credit Portfolio of $1.6 billion
▪99% 1st Lien Senior Secured Debt
▪$113.4 million in new committed credit investments during the quarter
▪Weighted Average Yield on Debt Investments: 11.8%
▪Current non-accruals with a fair value of $14.7 million, representing 0.8% of the total investment portfolio
◦Equity Portfolio of $166.2 million
▪$1.8 million in new equity co-investments during the quarter
•Pre-Tax Net Investment Income: $32.7 million, or $0.61 per weighted average common share outstanding
•Estimated Undistributed Taxable Income ("UTI"): $1.00 per share as of June 30, 2025
◦Increase primarily due to realized gains of $27.2 million from the exit of two equity investments during the quarter
•LTM Operating Leverage: 1.7% for the quarter ended June 30, 2025
•Dividends: Paid $0.58 per share Regular Dividend and $0.06 per share Supplemental Dividend
◦106% LTM Pre-Tax NII Regular Dividend Coverage
◦Total Dividends for the quarter ended June 30, 2025 of $0.64 per share
•Net Realized and Unrealized Depreciation: $4.9 million, or 0.3% of total investments at fair value
◦$7.3 million of net appreciation related to the equity portfolio
◦$9.6 million of net depreciation related to the credit portfolio
◦$2.6 million net realized and unrealized income tax provision
•Balance Sheet:
◦Cash and Cash Equivalents: $46.9 million
◦Total Net Assets: $916.5 million
◦Net Asset Value (“NAV”) per Share: $16.59

In commenting on the Company’s results, Michael Sarner, President and Chief Executive Officer, stated, “The June quarter saw continued strengthening of our balance sheet and a reduction in our overall risk profile. Our investment portfolio currently has a weighted average debt to EBITDA of 3.4x, non-accruals represent less than 1% of the portfolio at fair value, and PIK interest income represents only 5.8% of our total investment income. We believe these metrics, coupled with our corporate leverage of 0.82x, a weighted average yield on debt investments of 11.8% and an undistributable taxable income balance of $1.00 per share, illustrate both our exceptional portfolio performance as well as our conservative approach to underwriting. Looking ahead, deal flow has picked up significantly in recent months and we expect to be very active on the origination front in the September quarter. Additionally, we recently announced a change to our regular dividend payment frequency from quarterly to monthly beginning in July, which we believe is a shareholder friendly initiative. On the capitalization front, we continued to efficiently raise equity capital during the quarter, raising approximately $42 million through our Equity ATM Program. Lastly, in April 2025, we increased commitments by $25 million on our Corporate Credit Facility to $510 million and received our second SBIC license from the SBA.”

First Quarter Fiscal Year Investment Activities
During the quarter ended June 30, 2025, the Company originated $115.2 million in new commitments, consisting of investments in three new portfolio companies totaling $50.5 million and add-on commitments in 12 portfolio companies totaling $64.7 million. New committed originations were comprised of $113.4 million in first lien senior secured debt and $1.8 million in equity investments.
During the quarter ended June 30, 2025, the Company received proceeds of $80.6 million from five portfolio company prepayments and exits, generating net realized gains of $27.1 million. Total proceeds were comprised of $55.9 million from debt investments and $24.7 million from equity investments.

First Fiscal Quarter 2026 Operating Results

For the quarter ended June 30, 2025, Capital Southwest reported total investment income of $55.9 million, compared to $52.4 million in the prior quarter. The increase in investment income was primarily attributable to an increase in cash interest income due to an increase in the average cost basis of investments held and an increase in the weighted average yield on debt investments, partially offset by a decrease in PIK interest income, amendment fees, and arranger fees received during the quarter.
For the quarter ended June 30, 2025, total operating expenses (excluding interest expense) were $8.0 million, compared to $8.7 million in the prior quarter. The decrease was primarily attributable to one-time expenses related to the departure of our former President and Chief Executive Officer during the previous quarter, partially offset by an increase in accrued bonus compensation and an increase in professional fees incurred in connection with the annual shareholder meeting and employee recruiting.
For the quarter ended June 30, 2025, interest expense remained relatively flat at $15.3 million, compared to $15.2 million in the prior quarter.
For the quarter ended June 30, 2025, total pre-tax net investment income was $32.7 million, compared to $28.5 million in the prior quarter.
For the quarter ended June 30, 2025, there was a tax provision of $0.8 million, compared to a tax provision of $0.6 million in the prior quarter.
During the quarter ended June 30, 2025, Capital Southwest recorded total net realized and unrealized losses on investments of $4.9 million, compared to $10.3 million of total net realized and unrealized losses in the prior quarter. For the quarter ended June 30, 2025, the total net realized and unrealized losses on investments reflected net realized and unrealized gains on equity investments of $7.3 million, net realized and unrealized losses on debt investments of $9.6 million and net realized and unrealized income tax provision of $2.6 million. The net increase in net assets resulting from operations was $27.0 million for the quarter, compared to $17.6 million in the prior quarter.
The Company’s NAV at June 30, 2025 was $16.59 per share, compared to $16.70 per share in the prior quarter. The decrease in NAV per share from the prior quarter is primarily due to the grant of restricted stock and net realized and unrealized losses on investments, partially offset by the issuance of common stock at a premium to NAV per share through the Equity ATM Program (as described below).

Liquidity and Capital Resources
At June 30, 2025, Capital Southwest had approximately $46.9 million in unrestricted cash and money market balances and $397.2 million of unused capacity under the Corporate Credit Facility (as defined below) and the SPV Credit Facility (as defined below). The regulatory debt to equity ratio at the end of the quarter was 0.82 to 1.

As of June 30, 2025, Capital Southwest had the following borrowings outstanding:
•$200.0 million of total debt outstanding on the Corporate Credit Facility
•$112.0 million of total debt outstanding on the SPV Credit Facility
•$149.0 million, net of unamortized debt issuance costs, of the 3.375% Notes due October 2026
•$70.3 million, net of unamortized debt issuance costs, of the 7.75% Notes due August 2028
•$223.5 million, net of amortized debt issuance costs, of the 5.125% convertible notes due November 2029
•$171.1 million, net of unamortized debt issuance costs, of SBA Debentures (as defined below)

In August 2016, CSWC entered into a senior secured credit facility (the “Corporate Credit Facility”) to provide additional liquidity to support its investment and operational activities. Borrowings under the Corporate Credit Facility accrue interest on a per annum basis at a rate equal to the applicable SOFR rate plus 2.15%. On August 2, 2023, CSWC entered into the Third Amended and Restated Senior Secured Revolving Credit Agreement (the "Credit Agreement") that (1) increased commitments under the Corporate Credit Facility from $400 million to $435 million; (2) added an uncommitted accordion feature that could increase the maximum commitments up to $750 million; (3) extended the end of the Corporate Credit Facility's revolving period from August 9, 2025 to August 2, 2027 and extended the final maturity from August 9, 2026 to August 2, 2028; and (4) amended several financial covenants. As of June 30, 2025, the total commitments under the Corporate Credit Facility were $510 million provided by 11 lenders.
Capital Southwest SPV LLC ("SPV") is a wholly owned special purpose vehicle that was formed to hold investments for the SPV Credit Facility (as defined below) to support our investment and operating activities. On March 20, 2024, SPV entered into a special purpose vehicle financing credit facility (the "SPV Credit Facility"). The SPV Credit Facility included an initial commitment of $150 million. Pursuant to the terms of the loan agreement, on June 20, 2024, total commitments automatically increased from $150 million to $200 million. The SPV Credit Facility also includes an accordion feature that allows increases up to $400 million of total commitments from new and existing lenders on the same terms and conditions as the existing commitments. Borrowings under the SPV Credit Facility bear interest at three-month Term SOFR plus 2.50% per annum during the revolving period ending on March 20, 2027 and three-month Term SOFR plus an applicable margin of 2.85% thereafter. SPV (i) paid unused commitment fees of 0.10% through April 20, 2024 and (ii) pays unused commitment fees of 0.35% thereafter, on the unused lender commitments under the SPV Credit Facility, in addition to other customary fees. Under the SPV Credit Facility, SPV also pays a utilization fee based on the amount of borrowings utilized. The SPV Credit Facility matures on March 20, 2029.
The Company has an "at-the-market" offering (the "Equity ATM Program"), pursuant to which the Company may offer and sell, from time to time through sales agents, up to $1 billion of shares of its common stock. During the quarter ended June 30, 2025, the Company sold 2,034,917 shares of its common stock under the Equity ATM Program at a weighted-average price of $20.50 per share, raising $41.7 million of gross proceeds. Net proceeds were $41.2 million after commissions to the sales agents on shares sold. As of June 30, 2025, the Company has $248.3 million available under the Equity ATM Program.
Our wholly owned subsidiaries, Capital Southwest SBIC I, LP (“SBIC I”) and Capital Southwest SBIC II, LP ("SBIC II" and together with SBIC I, the "SBIC Subsidiaries"), each received a license from the Small Business Administration (the "SBA") to operate as a Small Business Investment Company ("SBIC") under Section 301(c) of the Small Business Investment Act of 1958, as amended, on April 20, 2021 and April 17, 2025, respectively. The SBIC licenses allow the SBIC Subsidiaries to obtain leverage by issuing SBA-guaranteed debentures ("SBA Debentures"), subject to the issuance of a leverage commitment by the SBA. SBA debentures are loans issued to an SBIC that have interest payable semi-annually and a ten-year maturity. The interest rate is fixed shortly after issuance at a market-driven spread over U.S. Treasury Notes with ten-year maturities. For two or more SBICs under common control, the maximum amount of outstanding SBA debentures cannot exceed $350 million. As of June 30, 2025, SBIC I had a total leverage commitment from the SBA in the amount of $175.0 million, all of which was drawn, and SBIC II did not have a leverage commitment from the SBA.

Share Repurchase Program
On July 28, 2021, the Company's Board of Directors (the "Board") approved a share repurchase program authorizing the Company to repurchase up to $20 million of its outstanding shares of common stock in the open market at certain thresholds below its NAV per share, in accordance with guidelines specified in Rules 10b5-1(c)(1)(i)(B) and 10b-18 under the Securities Exchange Act of 1934, as amended. On August 31, 2021, the Company entered into a share repurchase agreement, which became effective immediately, and the Company will cease purchasing its common stock under the share repurchase program upon the earlier of, among other things: (1) the date on which the aggregate purchase price for all shares equals $20 million including, without limitation, all applicable fees, costs and expenses; or (2) upon written notice by the Company to the broker that the share repurchase agreement is terminated. During the quarter ended June 30, 2025, the Company did not repurchase any shares of the Company’s common stock under the share repurchase program.

Regular Monthly Dividend of $0.1934 Per Share and Supplemental Dividend of $0.06 Per Share for Quarter Ended September 30, 2025

On June 11, 2025, the Board declared monthly regular dividends of $0.1934 per share for each of July, August, and September 2025 and a quarterly supplemental dividend of $0.06 per share payable in September 2025, each of which is detailed in the table below.
The Company’s regular monthly dividends for the quarter ending September 30, 2025 will be payable as follows:

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
6/11/2025	7/15/2025	7/15/2025	7/31/2025	$0.1934
6/11/2025	8/15/2025	8/15/2025	8/29/2025	$0.1934
6/11/2025	9/15/2025	9/15/2025	9/30/2025	$0.1934

The Company’s supplemental dividend for the quarter ending September 30, 2025 will be payable as follows:

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
6/11/2025	9/15/2025	9/15/2025	9/30/2025	$0.06

Total Regular Dividends per Share for Quarter Ending September 30, 2025:	$0.58
Total Supplemental Dividend per Share for Quarter Ending September 30, 2025:	$0.06
Total Dividends per Share for Quarter Ending September 30, 2025:	$0.64

When declaring dividends, the Board of Directors reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, Equiniti Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest's common stock.

First Quarter 2026 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Thursday, August 7, 2025, at 1:00 p.m. Eastern Time to discuss the first quarter 2026 financial results. You may access the call by using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/z383xthy.

An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest's Form 10-Q for the period ended June 30, 2025 to be filed with the Securities and Exchange Commission (the "SEC") and Capital Southwest’s First Fiscal Quarter 2026 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $1.8 billion in investments at fair value as of June 30, 2025. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $50 million investments across the capital structure, including first lien, second lien and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest, including, but not limited to, the statements about Capital Southwest's future performance and financial performance and financial condition, and the timing, form and amount of any distributions or supplemental dividends in the future. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; changes in the interest rate environment and its impact on our business and our portfolio companies; regulatory changes; tax treatment; our ability to operate the SBIC Subsidiaries as small business investment companies; the uncertainty associated with the imposition of tariffs and trade barriers and changes in trade policy and its impact on our portfolio companies and our financial condition; an economic downturn or recession and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of supply chain constraints on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests.
Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2025 and any subsequent filings with the SEC, including the "Risk Factors" sections therein, for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:
Michael S. Sarner, President and Chief Executive Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	June 30,	March 31,
	2025	2025
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $1,438,979 and $1,403,623, respectively)	$1,449,483	$1,436,316
Affiliate investments (Cost: $287,517 and $304,824, respectively)	276,771	292,891
Control investments (Cost: $71,942 and $70,913, respectively)	53,944	56,092
Total investments (Cost: $1,798,438 and $1,779,360, respectively)	1,780,198	1,785,299
Cash and cash equivalents	46,889	43,221
Restricted cash	1,650	1,650
Receivables:
Dividends and interest	30,141	30,303
Escrow	2,003	1,926
Other	3,705	2,018
Income tax receivable	95	94
Debt issuance costs (net of accumulated amortization of $11,061 and $10,357, respectively)	8,981	9,266
Other assets	8,750	9,063
Total assets	$1,882,412	$1,882,840
Liabilities
SBA Debentures (net of $3,885 and $4,082, respectively, of unamortized debt issuance costs)	$171,115	$170,918
October 2026 Notes (net of $962 and $1,154, respectively, of unamortized debt issuance costs)	149,038	148,846
August 2028 Notes (net of $1,555 and $1,681, respectively, of unamortized debt issuance costs)	70,320	70,194
2029 Convertible Notes (net of $6,523 and $6,893, respectively, of unamortized debt issuance costs)	223,477	223,107
Credit Facilities	312,000	343,000
Other liabilities	19,136	23,038
Accrued restoration plan liability	550	555
Income tax payable	7,383	2,769
Deferred tax liability	12,919	16,780
Total liabilities	965,938	999,207

Commitments and contingencies (Note 11)

Net Assets
Common stock, $0.25 par value: authorized, 75,000,000 shares at June 30, 2025 and March 31, 2025; issued, 55,227,370 shares at June 30, 2025 and 52,912,796 shares at March 31, 2025	13,807	13,228
Additional paid-in capital	999,728	959,123
Total distributable (loss) earnings	(97,061)	(88,718)
Total net assets	916,474	883,633
Total liabilities and net assets	$1,882,412	$1,882,840
Net asset value per share (55,227,370 shares outstanding at June 30, 2025 and 52,912,796 shares outstanding at March 31, 2025)	$16.59	$16.70

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except shares and per share data)

	Three Months Ended
	June 30,
	2025	2024

Investment income:
Interest income:
Non-control/Non-affiliate investments	$41,238	$37,936
Affiliate investments	5,256	4,759
Control investments	621	292
Payment-in-kind interest income:
Non-control/Non-affiliate investments	2,076	2,473
Affiliate investments	953	578
Control investments	231	—
Dividend income:
Non-control/Non-affiliate investments	1,608	2,367
Affiliate investments	2,045	51
Control investments	24	—
Fee income:
Non-control/Non-affiliate investments	1,396	1,964
Affiliate investments	189	334
Control investments	23	58
Other income	287	542
Total investment income	55,947	51,354
Operating expenses:
Compensation	3,956	3,466
Share-based compensation	1,143	1,224
Interest	15,264	12,447
Professional fees	1,210	1,357
General and administrative	1,657	1,574
Total operating expenses	23,230	20,068
Income before taxes	32,717	31,286
Federal income, excise and other taxes	1,099	217
Deferred taxes	(271)	2,210
Total income tax provision	828	2,427
Net investment income	$31,889	$28,859
Realized gain (loss)
Non-control/Non-affiliate investments	$17,846	$804
Affiliate investments	4,087	167
Control investments	—	(260)
Income tax (provision) benefit	(6,229)	—
Total net realized gain (loss) on investments, net of tax	15,704	711
Net unrealized (depreciation) appreciation on investments
Non-control/Non-affiliate investments	(22,062)	(12,360)
Affiliate investments	1,058	(4,221)
Control investments	(3,176)	770
Income tax benefit	3,588	276
Total net unrealized (depreciation) appreciation on investments, net of tax	(20,592)	(15,535)
Net realized and unrealized (losses) gains on investments	(4,888)	(14,824)
Net increase in net assets from operations	$27,001	$14,035

Pre-tax net investment income per share - basic	$0.61	$0.69
Net investment income per share – basic	$0.59	$0.63
Net increase in net assets from operations – basic	$0.50	$0.31
Net increase in net assets from operations - diluted	$0.48	$0.31
Weighted average common shares outstanding – basic	53,516,995	45,665,387
Weighted average common shares outstanding – diluted	62,777,430	45,665,387